Exhibit 10.84

EMPLOYMENT AGREEMENT – WILLIE F.  JOHNSON

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into as of  June 19, 2009 , by and between PRWT Services, Inc., a Pennsylvania corporation (the “Company”), and  Willie F. Johnson (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company, on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     EMPLOYMENT AND DUTIES

        1.1.     Term of Employment.  The Executive’s employment under this Agreement shall commence on the date hereof (the “Start Date”) and shall continue until December 31, 2012 (such period being herein referred to as the “Initial Term,” and the period from January 1, 2009 through December 31, 2009 and any additional 12-month period thereafter ending on December  31st shall be referred to as an “Employment Year”).  After the Initial Term this Agreement shall be automatically renewed for a successive two (2) year period (the “First Renewal Term”).  After the First Renewal Term, and on the last day of any Employment Year thereafter, this Agreement shall be automatically renewed for successive one year periods (each such period being and the First Renewal Term referred to herein as a “Renewal Term”), unless, either the Executive or the Company prior to the expiration of the Initial Term, First Renewal Term, or thereafter, the then current Employment Year, gives written notice of not less than ninety (90) days that this agreement will not be renewed, whereupon the term of the Executive’s employment (the “Term”) shall terminate upon the expiration of the Initial Term or the then current Renewal Term, unless sooner terminated pursuant to Section 5 hereof.

        1.2.     General.

   1.2.1.     During the Term, the Executive shall have the title of Chairman of the Company and shall have such duties as may be from time to time delegated to him by the Board of Directors of the Company (the “Board”).  The Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Board.  The Executive’s responsibilities shall include, among other things, to render executive, policy, operations and other management services to the Company of the type customarily provided by persons situated in similar executive and management capacities.

   1.2.2.    The Executive shall as a matter of priority and obligation devote the business time required, and his attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time required for:

(i) serving as a director or member of a committee of any organization or corporation involving no conflict of interest with the interests of the Company and with the written consent of the Company;

(ii) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his experience or area of expertise;

(iii) engaging in professional organization and program activities;

(iv) managing his personal investments;

(v) to the extent the Company has given notice of non-renewal of this Agreement as provided in section 1.1, seeking alternate employment; and

(vi)  required time for pursuing business opportunities that are not competitive with PRWT pursuant to Section 7 herein;

provided that such activities do not materially interfere with the due performance of his duties and responsibilities under this Agreement as determined by the Board.

        1.3.     Reimbursement of Expenses.

   1.3.1.     The Company shall reimburse Executive for all reasonable, documented out of pocket expenses incurred by him in rendering his services hereunder, subject to and in accordance with the Company’s reimbursement policy as same shall be in effect and amended from time to time.

   1.3.2.     The Company shall pay to the Executive an automobile expense allowance of not less than $1,000 per month, accruing from day to day, in accordance with the payroll practices of the Company.  The Executive shall pay all the expenses of maintaining, insuring and operating any automobile for which such allowance is used.

   1.3.3.     The Company shall provide Executive with monthly parking, accruing from month to month, at 1835 Market Street, subject to availability, or another equivalent parking facility (subject to the Executive’s approval, which approval will not be unreasonably withheld).

   1.3.4.     To the extent any reimbursements referenced in this Section 1.3 (and any other reimbursements of costs and expenses provided for herein) are includable in the Executive’s gross income for federal income tax purposes, all such reimbursements shall be made no later than March 15 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

        1.4.     Consideration.  In consideration for the Executive’s execution of this Agreement, the Company agrees that the Executive shall become employed by the Company as set forth in this Agreement, and shall be eligible to receive post-Term severance payments (Sections 5.4.2, 5.4.3 and 5.4.4) as set forth in this Agreement (subject to his compliance with Sections 7 and 8 of this Agreement).  The Executive understands, acknowledges and agrees that the Executive would not receive the consideration specified in this Section 1.4, except for the Executive’s execution of this Agreement and the fulfillment of the promises contained herein.

2.     COMPENSATION

        2.1.     Base Salary.  During the Term, the Executive shall be entitled to receive a base salary (“Base Salary”) at a rate of six hundred thousand dollars ($600,000.00) per annum, which Base Salary shall be payable in arrears in equal installments not less frequently than every two weeks in accordance with the payroll practices of the Company, with such increases as may be recommended by the Compensation Committee to the Board for approval.

        2.2.     Incentive Bonus.  The Executive shall be eligible to receive, in the discretion of the Board and the Board’s Compensation Committee, a target annual incentive bonus of 100% of Base Salary for such Employment Year (the “Incentive Bonus”) if the Company and Executive achieve goals and objectives established by the Board for such Employment Year. The goals and objectives to be met for Executive to receive the Incentive Bonus shall be (a) reasonable and in accord with the general interests of the Company; (b) consistent with the Company’s incentive structure for its similarly positioned executives; and (c) provided to Executive in writing no later than ninety (90) days after the beginning of the Employment Year for which they apply (provided that any such goals and objectives shall apply only for the period of the Employment Year after which they are accepted by the parties).  Any Incentive Bonus shall be paid in full in a single lump sum cash payment during the calendar year next following the Employment Year for which it is earned and vested (“Payment Calendar Year”).  Executive’s goals and objectives for the determination of the payment of Executive’s Incentive Bonus for 2009 shall be those in place for Executive as of January 1, 2009, or, if determined thereafter, upon the mutual agreement of the parties.

        2.3.     Additional Compensation.  In addition to the Base Salary and the Incentive Bonus, if any, the Executive shall be entitled to receive such other cash bonuses and such other compensation in the form of stock, stock options or other property or rights as may from time to time be awarded him by the Board during or in respect of his employment hereunder.

        2.4.     Prior Year Compensation.  The Company shall pay Executive’s incentive bonus in the amount four-hundred and seventy-three thousand and seventy-six dollars ($473,076.00) for calendar year 2008 (to be paid in accord with the Company’s practices in effect as of December 31, 2008) on or before December 31, 2009. The payment of this bonus shall not be reduced, or in any way be offset by, any other payments to be made pursuant to this Agreement.

        2.5.     Contingent Compensation.  If the Executive has any liability for taxes as a result of any transaction entered into by the Company and KBL Healthcare Acquisition Corp. III or its affiliates (a “Transaction Tax Liability”), the Company shall promptly reimburse the Executive the amount of the Transaction Tax Liability paid by him in accordance with the requirements of Section 10.9.4, plus an additional amount such that the net amount retained by the Executive after deduction of any federal, state and local income and employment taxes owed by reason of the Company’s reimbursement of the Transaction Tax Liability is equal to the Transaction Tax Liability (collectively, a “Tax Reimbursement”).  In no event shall any such tax gross-up payment be made later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.  The obligation of the Company to pay any Tax Reimbursement shall survive the termination of this Agreement or the Executive’s employment for any reason, notwithstanding anything to the contrary herein.

                3.     PLACE OF PERFORMANCE.  In connection with his employment by the Company, the Executive shall be based at the Company’s principal executive offices in Philadelphia, Pennsylvania, subject to the mutual agreement of the Executive and the Company to relocate him to another office of the Company and provided that Executive shall undertake travel from time to time as necessary to faithfully execute his duties hereunder..

4.     EMPLOYEE BENEFITS

        4.1.     Benefit Plans.  The Executive shall, during the Term, be included to the extent eligible thereunder in all employee benefit plans, programs or arrangements of general application (including, without limitation, any plans, programs or arrangements providing for retirement benefits, options and other equity-based incentive compensation, profit sharing, bonuses, disability benefits, health, and life insurance, or vacation and paid holidays) which shall be established by the Company or any affiliate of the Company, for, or made available to, their respective senior executives (“Benefits”).  During the Term, the Benefits described in this paragraph 4 may only be reduced, and Executive’s contributions therefor may only be increased as a result of a general reduction or increase for senior executives.

        4.2.     Vacation.  The Executive shall be entitled to not less than six (6) weeks vacation at full pay for each calendar year during the Term, subject to increases consistent with the Company’s policy for other similarly situated employees, using Executive’s actual commencement date of employment with the Company as the basis for determining Executive’s tenure.  Such vacation may be taken in the Executive’s discretion, and at such time or times as are not inconsistent with the reasonable business needs of the Company.

5.     TERMINATION OF EMPLOYMENT

        5.1.     General.  The Executive’s employment under this Agreement may be terminated without any breach of this Agreement on the following circumstances:

   5.1.1.     Death.  The Executive’s employment under this Agreement shall terminate upon his death.

   5.1.2.     Disability.  If, as a result of the Executive’s Disability (as defined below), the Executive shall have been absent from his duties under this Agreement for sixty (60) consecutive days (which shall not include any vacation time which Executive is entitled to exercise under this Agreement), the Company may terminate the Executive’s employment upon fifteen (15) days prior written notice; provided that the Executive has not returned to full time performance of his duties during such fifteen (15) day period.  For purposes hereof, “Disability” shall mean that the Executive is unable to perform his normal and customary duties hereunder as a result of physical or mental incapacity, illness or disability.

   5.1.3.     Good Reason.  The Executive may terminate his employment for Good Reason at any time.  For purposes of this Agreement, “Good Reason” shall mean:

(i) the failure by the Company to comply with its material obligations and agreements contained in this Agreement;

(ii) a material diminution or shift of the executive’s responsibilities or a material modification of title of the Executive with the Company without the consent of the Executive which constitutes a material negative change to the Executive in the service relationship; or

(iii) a material reduction by the Company in the Base Salary as in effect on the date hereof, or as the same may be increased from time to time, without the express written consent of the Executive.

provided, however, the Executive must give notice to the Company of the existence of the condition described in paragraph 5.1.3 within a period not to exceed 90 days of the initial existence of the condition, upon notice of which the Company may, within 30 days thereafter, remedy or cure such condition and termination must occur within two years following the initial existence of the condition.

   5.1.4.     Cause.  The Company may terminate the Executive’s employment under this Agreement for Cause.  Termination for “Cause” shall mean termination of the Executive’s employment because of the occurrence of any of the following as determined by the Board:

(i) the willful failure by the Executive to substantially perform his obligations under this Agreement (other than any such failure resulting from the Executive’s incapacity due to physical or mental incapacity, illness or disease); provided, however, that the Company shall have provided the Executive with written notice that such actions are occurring and the Executive has been afforded a reasonable opportunity of at least thirty (30) days to remedy or cure same; or

(ii) the indictment of the Executive for a felony or other crime involving moral turpitude  as defined by the Company’s Employee Handbook and/or Code of Ethical Conduct; or

(iii) a material breach of Section 7 or Section 8 hereof or a breach of any representation contained in this Agreement by the Executive; or

(iv) a material breach of fiduciary duty involving personal profit; or

(v) the Executive having committed acts or omissions constituting gross negligence or willful misconduct (including theft, fraud, embezzlement, and securities law violations) which is injurious to the Company, monetarily, or otherwise.  For purposes of this Section 5.1.4(v), no act, or failure to act, on the part of the Executive shall be considered “gross negligence” or “willful” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in the best interest of the Company; or

(vi) the Executive having committed any willful or material violation of, or willful or material noncompliance with, any securities law, rule or regulation or stock exchange regulation or rule relating to or affecting the Company, including without limitation the Executive’s failure or refusal to honestly provide a certificate in support of the chief executive officer’s and/or principal executive officer’s certification required under the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”).  For purposes of determining "Cause" under this Section 5.1.4(vi), no act or failure to act on the party of Executive shall be deemed to be a violation of or noncompliance with any securities law, rule or regulation or stock exchange regulation or rule to the extent Executive has relied in good faith on the written advice of the Company's General Counsel in making the determination to act or fail to act.

        5.2.     Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

        5.3.     Date of Termination.   The “Date of Termination” shall mean (a) if the Executive’s employment is terminated by his death, the date of his death, (b) if the Executive’s employment is terminated pursuant to subsection 5.1.2 above, fifteen (15) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such fifteen (15) day period), (c) if the Executive’s employment is terminated pursuant to subsections 5.1.3 or 5.1.4 above, the date specified in the Notice of Termination after the expiration of any applicable cure periods, and (d) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given.

        5.4.     Compensation upon Termination.

   5.4.1.     Termination for Cause.  If the Executive’s employment shall be terminated for Cause, the Company shall pay the Executive his Base Salary through the Date of Termination in accordance with the Company’s standard payroll practices, at the rate in effect at the time Notice of Termination is given, and in accordance with the payment terms otherwise applicable to the following, the Company shall pay the Executive: (a) any Incentive Bonus for a preceding Employment Year which Executive is entitled to receive for that Employment Year which has not been paid as of the Date of Termination, (b) all expenses and accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the Date of Termination and (c) any accrued but unused vacation time to which Executive is entitled under this Agreement as of the Date of Termination, to be paid at the rate in effect at the time the Notice of Termination is given and the Company shall have no further obligation with respect to this Agreement.  If Executive’s employment is terminated for Cause, all vested and or unvested stock option awards shall terminate immediately.

   5.4.2.     Termination Following Change in Control. In the event the Executive’s employment hereunder is terminated following a Change in Control (as defined below) by the Company without Cause, by the Executive with Good Reason, or by the Company for Disability then the provisions of subsection 5.4.3 herein shall apply to any such termination as though there had been no Change in Control for purposes of calculating severance pay during the Severance Period.

   For purposes of this Agreement, a “Change in Control” shall be deemed to occur (i) when any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Executive, the Company or any subsidiary or any affiliate of the Company or any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or (ii) when, during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such twelve (12) month period shall be deemed to have satisfied such twelve (12) month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such twelve (12) month period) or through the operation of this proviso; or (iii) the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary or an affiliated company of the Company through purchase of assets, or by merger, or otherwise.

   If after the occurrence of a Change in Control, the Company shall terminate the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, then notwithstanding the vesting and exercisability schedule in any stock option or other equity award agreement between the Company and the Executive, all unvested stock options and other equity awards granted by the Company to the Executive, if any, pursuant to such agreement shall immediately vest and become exercisable and shall remain exercisable until the earlier of (a) the 180th day thereafter or (b) the date that is no later than the earlier of the latest date upon which the stock right could have expired by its original terms under any circumstances or the 10th anniversary of the original date of the grant of the stock right.

   5.4.3.     Termination without Cause, For Good Reason or For Disability.  If, prior to the expiration of the Term the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause or due to Disability, the Company shall pay to the Executive in accordance with the payment terms otherwise applicable to the following: (a) any Incentive Bonus for a preceding Employment Year which Executive is entitled to receive for that Employment Year which has not been paid as of the Date of Termination, (b)  all expenses and accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the Date of Termination and (c) any accrued but unused vacation time to which Executive is entitled under this Agreement as of the Date of Termination, to be paid at the rate in effect at the time the Notice of Termination is given and the Company shall continue to pay the Executive his Base Salary as then in effect for the greater of (i) the remainder of the Initial Term or Renewal Term as applicable; or (ii) one (1)  year from the Date of Termination (such period being referred to hereinafter as the “Severance Period”), in equal installments on the Company’s normal payroll dates during the Severance Period in accordance with the payroll practices of the Company, beginning with the first pay date that begins after the Date of Termination and, shall pay a pro rata portion of the Incentive Bonus, if any, earned for the Employment Year through the Date of Termination as determined in the discretion of the Board, at such time the Incentive Bonus, if any, would otherwise have been payable in accordance with Section 2.2 hereof.  In addition, during the Severance Period, the Executive shall be entitled to continue to participate in all employee welfare benefit plans that the Company provides (and continues to provide) generally to its senior executives subject to his  eligibility and timely payment of the cost thereof which amount shall be reimbursed by the Company in accordance with the requirements of Section 10.9.4; however, the cost thereof shall be paid directly by the Company for any benefit that is a nontaxable benefit under the Internal Revenue Code of 1986, as amended.  Notwithstanding anything to the contrary, any payment due under this Section 5.4.3 shall continue to be made even in the event of death during the Severance Period to the beneficiary designated in writing for such purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive’s estate. The foregoing notwithstanding any payments due hereunder in the event of the Disability of the Executive shall be reduced by any amounts received by the Executive pursuant to any disability plan sponsored by the Company in which the Executive participates provided that such offset may be made without adverse tax consequences under Code Section 409A.

In addition, if Executive terminates his employment for Good Reason or is terminated without cause, then notwithstanding the vesting and exercisability schedule in any stock option or other equity award agreement between the Company and the Executive, all unvested stock options and other equity awards granted by the Company to the Executive pursuant to such agreement shall immediately vest and become exercisable and shall remain exercisable until the earlier of (a) the 180th day thereafter or (b) the date that is no later than the earlier of the latest date upon which the stock right could have expired by its original terms under any circumstances or the 10th anniversary of the original date of the grant of the stock right.

   5.4.4.     Termination upon Death.   In the event of the termination of the Executive’s employment by reason of death the Company shall pay the Executive his Base Salary through the Date of Termination in accordance with the Company’s standard payroll practices, at the rate then in effect, and in accordance with the payment terms otherwise applicable to the following, Company shall pay the Executive: (a) any Incentive Bonus for a preceding Employment Year which Executive is entitled to receive for that Employment Year which has not been paid as of the Date of Termination, (b) all expenses or accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the Date of Termination and (c) any accrued but unused vacation time to which Executive is entitled under this Agreement as of the Date of Termination.  In addition, the Executive and/or his beneficiaries shall be entitled to such other Benefits as shall be determined in accordance with the benefit plans maintained by the Company.

   5.4.5.     Delivery of General Release Upon Termination.  The Executive understands, acknowledges and agrees that prior to being able to receive any post-termination  severance payments or other benefits referenced herein, Executive must deliver to PRWT within such time as may be reasonably established by the Company subject to the requirements of applicable law, in writing, a general release in form and substance satisfactory to PRWT releasing PRWT and its subsidiaries from all liability.

6.     INSURABILITY; RIGHT TO INSURE

During the continuance of the Executive’s employment hereunder, the Company shall have the right to maintain key man life insurance in its own name covering the Executive’s life in such amount as shall be determined by the Company, for a term ending on the termination or expiration of this Agreement.  The Executive shall aid in the procuring of such insurance by submitting to the required medical examinations, if any, and by filling out, executing and delivering such applications and other instrument in writing as may be reasonably required by an insurance company or companies to which application or applications for insurance may be made by or for the Company.    For the avoidance of doubt, the Company’s inability to obtain any insurance as provided in this Section or the rate of any such insurance shall not be deemed to be “Cause” for the purposes of terminating Executive’s employment under this Agreement.

                7.     CONFIDENTIALITY; NONCOMPETITION; NONSOLICITATION; NONDISPARAGEMENT

        7.1.     Confidentiality.  The Company and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and, as a result of such employment, the Executive shall be in possession of confidential information relating to the business practices of the Company.   It is also acknowledged that Executive has previously been in possession of confidential information relating to the business practices of the Company in his previous capacities with the Company.  The term “confidential information” shall mean any and all information (oral and written) relating to the Company or any of its affiliates, or any of their respective activities, as well as any distributors, vendors, suppliers, customers or other third party of which the Executive currently possesses or shall possess in connection with his employment with the Company, other than such information which (i) can be shown by the Executive to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this paragraph 7 or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.  The Executive shall not, during the Term and for a period of five (5) years thereafter, except as may be required in the course of the performance of his duties hereunder, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by the Executive, without the prior written consent of the Company; provided, however, that the Executive understands that Executive shall be prohibited from misappropriating any trade secret at any time during or after the Term

        7.2.     Return of Documents. Upon the termination of the Executive’s employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which are in the possession of the Executive, including all copies thereof, shall be promptly returned to the Company.  Subject to the Executive’s removal of any confidential information therefrom in a manner reasonably acceptable to the Company, the parties agree that the Executive shall be entitled to retain any laptop computer and blackberry, cell phone or other similar device which was in use by the Executive prior the Executive’s Date of Termination and Company shall transfer the ownership thereof to Executive.

        7.3.     Noncompetition.  The Executive hereby agrees that he shall not, during the Term and for a period ending on the later of (i) one year from the Date of Termination or (ii) the last day of the applicable Severance Period after the Date of Termination, directly or indirectly, within any county (or adjacent county) in any State within the United States or territory outside of the United States in which the Company is engaged in business during the Term, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant, advisor or otherwise) competitive with the business activities conducted by the Company, its subsidiaries, or affiliates during the Term.  Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning stock in a publicly traded corporation whose activities compete with those of the Company’s, provided that such stock holdings are not greater than two percent (2%) of such corporation.

        7.4.     No Interference.  The Executive shall not, during the Term and for a period ending on the later of (i) one year from the Date of Termination or (ii) the last day of the applicable Severance Period after the Date of Termination, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company’s business activities including, without limitation, the solicitations of the Company’s customers, distributors or vendors or persons listed on the personnel lists of the Company.

        7.5.     Nonsolicitation. For purposes of clarification, but not of limitation, the Executive hereby acknowledges and agrees that the provisions of Sections 7.3 and 7.4 above shall serve as a prohibition against him from, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer of the Company, its subsidiaries, or affiliates (but only those existing during the time of the Executive’s employment by the Company, or at the termination of his employment), to discontinue or alter his, her or its relationship with the Company.  The placement by Executive (or any organization or individual with which Executive is affiliated) of an advertisement of general solicitation that does not violate the provisions of this agreement shall not be deemed a breach of the foregoing obligations.

        7.6.     Inventions.

   7.6.1.     The Executive agrees that all processes, technologies and inventions (“Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company, are related in any manner to the business (commercial or experimental) of the Company or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials.  The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of his inventorship  (provided that to the extent Company requests the Executive to perform any of the functions set forth in (c) or (d) above after the Executive’s Date of Termination, the Company shall reasonably compensate Executive for any time and expense involved therewith);

   7.6.2.     If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two (2) years after the termination of his employment by the Company, it is to be presumed that the Invention was conceived or made during the Term by the Company; and

   7.6.3.     The Executive agrees that he will not assert any rights to any Invention as having been made or acquired by him prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

        7.7.     Ownership by Company.  The Company shall be the sole owner of all products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the term of the Executive’s employment hereunder, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder).  The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, or title and interest in or to any such properties, provided that to the extent Company requests the Executive to perform any of the foregoing after the Executive’s Date of Termination, the Company shall reasonably compensate Executive for any time and expense involved therewith.

        7.8.     Nondisparagement.  At no time during or after the Term shall the Executive, directly or indirectly, disparage the commercial, business, professional or financial, as the case may be, reputation of the Company or its officers or directors.

        7.9.     Remedies for Breach.  Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 7 may result in material and irreparable injury to the Company, or its affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 7 or such other relief as may be required specifically to enforce any of the covenants in this Section 7.  If for any reason it is held that the restrictions under this Section 7 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section as will render such restrictions valid and enforceable.

8.     EXECUTIVE’S COOPERATION

During the Term and thereafter, the Executive shall cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments).  In the event the Company requires the Executive’s cooperation in accordance with this section after the termination of the Term, the Company shall reimburse the Executive for all of his reasonable costs and expenses incurred, in connection therewith, plus pay the Executive a reasonable amount per day for his time spent.

9.     RIGHTS OF INDEMNIFICATION

The Company during the Term of this Agreement and at any time thererafter shall indemnify the Executive to the fullest extent permitted by the Law of the Commonwealth of Pennsylvania, as amended from time to time, for all amounts (including without limitation, judgments, fines, settlement payments, expenses and attorney’s fees) incurred or paid by the Executive in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by the Executive of services for, or the acting by the Executive as a director, officer or employee of the Company, or any other person or enterprise at the Company’s request.

10.   MISCELLANEOUS

        10.1.   Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:	PRWT Services, Inc. 1835 Market Street Suite 800 Philadelphia, Pennsylvania 19103 Attention: George R. Burrell, General Counsel Telephone: 215-569-8810 Telecopy: 215-569-1925

with a copy to:

Malik Majeed SVP, Human Resources Deputy General Counsel Telephone: 215-569-8810 Telecopy: 215-569-1925

To the Executive:	Willie F. Johnson
PRWT Services, Inc. 1835 Market Street Suite 800 Philadelphia, Pennsylvania 19103

        All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, (iii) if sent by overnight courier, one business day after being sent by overnight courier, or (iv) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth day after the day on which such notice is mailed.

        10.2.   Severability.  Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        10.3.   Binding Effect; Benefits.  Executive may not delegate his duties or assign his rights hereunder.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

        10.4.   Entire Agreement.  This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive.  This Agreement may be amended at any time by mutual written agreement of the parties hereto.  In the case of any conflict between any express term of this Agreement and any statement contained in any employment manual, memo or rule of general applicability of the Company, this Agreement shall control.

        10.5.   Warranty.  The Executive hereby represents and warrants as follows: (i) that the execution of this Agreement and the discharge of the Executive’s obligations hereunder will not breach or conflict with any other contract, agreement, or understanding between the Executive and any other party or parties; and (ii) the Executive’s statements provided to the Company by the Executive about the Executive’s employment history are true, accurate and complete in all material respects.

        10.6.   Withholding.  The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s employee benefit plans, if any.

        10.7.   Governing Law.  This Agreement and the performance of the parties hereunder shall be governed by the internal laws (and not the law of conflicts) of the Commonwealth of Pennsylvania.  Any claim or controversy arising out of or in connection with this Agreement, or the breach thereof, shall be adjudicated exclusively by the state courts for the Commonwealth of Pennsylvania, or by a federal court sitting in the Commonwealth of Pennsylvania.  The parties hereto agree to the personal jurisdiction of such courts and agree to accept process by regular mail in connection with any such dispute.

        10.8.   Execution in Counterparts.  This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.  A photocopy or electronic facsimile of this Agreement or of any signature hereon shall be deemed an original for all purposes.

        10.9.   Section 409A of the Code.

   10.9.1.   It is intended that the provisions of this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company.   Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith. Any provision required for compliance with Code Section 409A that is omitted from this Agreement shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed a part of this Agreement to the same extent as though expressly set forth herein.  “Code” means the Internal Revenue Code of 1986, as amended.  All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

   10.9.2.   A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.  If the Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit subject to this Section 10.9.2, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment or the provision of any other benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death.  On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, all payments delayed pursuant to this Section 10.9.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  In addition to the foregoing, to the extent required by Code Section 409A(a)(2)(B), prior to the occurrence of a Disability termination as provided in this Agreement, the payment of any compensation to the Executive under this Agreement shall be suspended for a period of six months commencing at such time that the Executive shall be deemed to have had a Separation from Service because either (A) a sick leave ceases to be a bona fide sick leave of absence or (B) the permitted time period for a sick leave of absence expires (an “SFS Disabiity”), without regard to whether such SFS Disability actually results in a Disability termination.  Promptly following the expriation of such six-month period, all compensation suspended pursuant to the foregoing sentence (whether it would have otherwise been payable in a single sum or installments in the absence of such suspension) shall be paid or reimbursed to the Executive in a lump sum.  On any delayed payment date under this Section 10.9.2, there shall be paid to the Executive or, if the Executive has died, to his estate, in a single cash lump sum together with the payment of such delayed payment, interest on the aggregate amount of such delayed payment at the Delayed Payment Interest Rate (as defined below) computed from the date on which such delayed payment otherwise would have been made to the Executive until the date paid.  For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the short term Applicable Federal Rate as of the business day immediately preceding the payment date for the applicable delayed payment.

   10.9.3.   Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule.  Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not excepted from Code Section 409A being subject to Code Section 409A.

   10.9.4.   With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

   10.9.5.   Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.  The exercise date of any stock right shall not be extended to a date that would cause the stock right to be subject to Code Section 409A as a result of the extension.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first above written,

THE COMPANY: PRWT Services, Inc.

By:	/s/ Harold T. Epps
Name: Harold T. Epps
Title: President & CEO

EXECUTIVE

/s/ Willie F. Johnson
Willie F. Johnson